UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

(RULE 14a-1)

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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VORNADO REALTY TRUST

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VORNADO REALTY TUST

SUPPLEMENT, DATED APRIL 20, 2020, TO OUR PROXY STATEMENT

FOR OUR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 14, 2020

Vornado Realty Trust (“we”, “our” or the “Company”) hereby supplements its Proxy Statement, dated April 3, 2020 (the “Proxy Statement”), with the following information.

As a result of the ongoing impact of the COVID19 pandemic on the Company, effective April 1, 2020, Steven Roth, our Chairman and Chief Executive Officer, waived 50% of his annual base salary for the remainder of 2020. In addition, effective April 1, 2020, David R. Greenbaum, our Vice Chairman, Michael J. Franco, our President, and Joseph Macnow, our Chief Financial Officer and Chief Administrative Officer, have each waived 30% of their respective annual base salaries for the remainder of 2020. Also effective April 1, 2020, Glen J. Weiss, our Co-Head of Real Estate, Barry J. Langer, our Co-Head of Real Estate and Haim H. Chera, Executive Vice President – Head of Retail, have each waived 15% of their respective base salaries for the remainder of 2020. These changes were approved by the Compensation Committee of our Board of Trustees on April 18, 2020 and waivers of the applicable minimum base salary requirements in applicable employment agreements have been signed to address these reductions.

In addition, effective April 1, 2020, each non-management member of our Board of Trustees agreed to forego his or her $75,000 annual cash retainer for the remainder of 2020.

The base salary waivers referred to above will not modify other rights under the applicable employment agreements or otherwise that are determined by reference to base salary and such provisions will continue to be applied based on the stated base salary. Additionally, the reductions are not intended to reduce any of our employee benefits provided to the above-named officers that is determined by reference to base salary.